SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SPEECHWORKS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FILING PURSUANT TO RULE 14a-12

This filing relates to a proposed merger of SpeechWorks International, Inc. and a wholly-owned subsidiary of ScanSoft, Inc. pursuant to the terms of an Agreement and Plan of Reorganization, dated as of April 23, 2003, by and among SpeechWorks, Spiderman Acquisition Corporation and ScanSoft.

The following is the text of a memorandum sent by SpeechWorks on May 30, 2003 to SpeechWorks United States employees in connection with the proposed merger.

Filed by SpeechWorks International, Inc.

with the Securities and Exchange Commission

pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

[SPEECHWORKS LOGO APPEARS HERE]	SpeechWorks International, Inc.

MEMORANDUM

TO:	SpeechWorks US Employees

FROM:	SpeechWorks International, Inc.

DATE:	May 30, 2003

SUBJECT:	Information about your options and resulting shares

First, thank you for your patience regarding your options. We know this is an important topic for each of you. This memo outlines, among other things, the option acceleration process for non-officer US employees under the terms of the merger agreement with ScanSoft, Inc. Please read this memo carefully and note that the exercise of options, as more fully described below, is time sensitive. Please note that this memo does not discuss all tax considerations that may be relevant to a particular optionholder and therefore we urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

Summary of Option Treatment

❒	You will have the benefit of 100% acceleration of all of your SpeechWorks options, regardless of the original vesting schedules and strike prices.

❒	Your options will become vested as of the second business day following the effective filing date of a Form S-4 Registration Statement (to be filed by ScanSoft) relating to the proposed merger with ScanSoft. We currently anticipate that the Registration Statement will be filed sometime in early June.

❒	The reason we are treating options in this manner is that the acceleration of options under the terms of the merger agreement and the termination of any unexercised options following the closing will, among other things, eliminate the option overhang and ongoing compensation expense that would result from SpeechWorks options remaining outstanding and becoming ScanSoft options after the merger.

❒	You do not need to wait until your options are accelerated following the filing of the Registration Statement on Form S-4 to exercise options—under the terms of your option grant, you may exercise some or all of your currently vested options immediately. Whether or not options are “in-the-money” or “out-of-the-money” may vary day-to-day as the stock price changes.

❒	If you do not exercise your options by the closing of the merger (regardless of whether they are “in-the-money” or “out-of-the-money”), they will terminate. We currently anticipate that the merger will close sometime during the month of August 2003, subject to the satisfaction or waiver of specified closing conditions.

❒	You should use your E*Trade account to track your options as described below.

Exercising Options; Selling or Holding Shares

❒	You can exercise options through E*Trade in one of three ways: 1) a Cash Transaction by mailing a check to or wiring funds to your brokerage account at E*Trade; this leaves all your shares in your account; 2) a Sell-to-Cover Transaction is a cashless means of selling just the number of shares needed to cover your exercise price and any withholding taxes (if applicable), with the net number of shares remaining in your account; or 3) a Same-Day-Sale is a cashless means of exercising your options and selling all the resulting shares.

❒	You may sell any or all of your SpeechWorks shares—either right away in a same-day sale, at some later date for those remaining after a cash transaction or a sell-to-cover exercise, or those you already own outright from earlier exercises or purchases. On the other hand, you do not have to sell your shares. Any SpeechWorks shares that you do not sell will be converted tax free (except for any cash received instead of a fractional share) into shares of ScanSoft common stock upon the closing of the merger. Please refer to the final joint proxy statement/prospectus for a more detailed description of the treatment of SpeechWorks common stock following the closing of the merger.

❒	There are tax implications of exercising options and of selling shares of SpeechWorks common stock. The number of shares you elect to sell or hold is up to you and should be based on your own personal investment goals and strategy, as well as your financial resources available to pay the option exercise price and any associated tax liabilities. You should consult with your own tax or financial advisor to determine the particular financial impact on you.

❒	We cannot determine the number of options that SpeechWorks employees, as well as officers and directors, will exercise and, with respect to shares of SpeechWorks common stock issued upon exercise, sell, prior to the closing of the merger. We expect, however, that all optionholders will exercise their in-the-money options prior to the closing of the merger and that many optionholders, including executive officers and directors, will elect to sell at least the portion of the shares issued upon exercise as is necessary to, among other things, pay the exercise price and any associated tax liabilities.

❒	We suggest that you consider exercising your options now and determine whether to sell or hold the shares of SpeechWorks common stock that you receive upon exercise of the options. We do not believe it would be advantageous if all SpeechWorks optionholders waited until immediately prior to the closing of the merger to exercise their options and to sell shares in the marketplace in order to pay the exercise price and any tax liabilities associated with the exercise or to diversify.

Process and Logistics

❒	You each have an E*Trade OptionsLink account and a linked Brokerage Account.

❒	If you have never accessed your OptionsLink account, you will receive an e-mail from E*Trade providing you with a direct link to your account, along with instructions for activation. If you are new to OptionsLink, please use that e-mail as your prompt to visit and activate your account.

❒	If you have any questions or problems, contact the E*Trade OptionsLink Customer Service department at 1-800-838-0908. To use this number you must have a user ID and a password. The easiest way to set that user ID and password is through the on-line activation process, so please visit the website via the link E*Trade e-mail to you before calling customer service.

❒	When you access your account, you will be able to see details of each grant you have received, including grant date and strike price.

❒	Options that are accelerated will appear in your E*Trade account as vested within a week or so after the acceleration date.

❒	You can initiate “sell-to-cover,” “same day sale,” “exercise and hold” and certain other types of transactions on-line.

Frequently Asked Questions (FAQs)

Please note that this memo does not discuss all tax considerations that may be relevant to a particular optionholder and therefore we urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

1.    Why are SpeechWorks options being accelerated and then cancelled?

The acceleration of SpeechWorks options under the terms of the merger agreement and the termination of any unexercised options following the closing will, among other things, eliminate the option overhang and ongoing compensation expense that would result from SpeechWorks options remaining outstanding as ScanSoft options after the merger. You will have the benefit of 100% acceleration of all of your SpeechWorks options, regardless of the original vesting schedules and strike prices. However, to the extent not exercised prior to the closing of the merger, each outstanding SpeechWorks option will be terminated and canceled upon the closing of the merger.

In assessing the impact of this merger, you should consider the totality of the transaction. Certain perceived negatives (e.g., terminating any out-of-the money options or unexercised in-the-money options) are balanced by other positives (e.g., 100% acceleration).

We will describe in greater detail in the joint proxy statement/prospectus (which forms a part of the Registration Statement on Form S-4 that is to be filed by ScanSoft) the considerations we took into account in reaching our decision to approve the terms of the merger, including the treatment of options. We encourage all optionholders and stockholders to read the final joint proxy statement/prospectus carefully once it is publicly available.

We currently anticipate that the Registration Statement will be filed sometime in early June.

2.    Will I receive ScanSoft options to replace or make up for options that are terminated?

As part of ScanSoft’s total compensation program, it is ScanSoft’s policy to grant options to all employees in those locations where the legal and tax restrictions are favorable to ScanSoft and to the employee. The number of options ScanSoft would grant upon joining the combined company would not correlate with the options being terminated but with ScanSoft’s new hire option guidelines. The size of the grant will be determined primarily by your position with the combined company.

3.    Are there limitations on when I can exercise and/or sell?

You can begin exercising and, if you elect, selling, now. You will not be permitted to sell shares during the blackout period, which will be in effect for the second fiscal quarter for non-officer employees from June 24, 2003 through and including the first business day following our issuance of a press release announcing SpeechWorks’ earnings results for the fiscal quarter ending June 30, 2003. You may exercise options for cash during the blackout period, but you cannot do a cashless exercise such as a sell-to-cover transaction. Of course, you can never sell shares of SpeechWorks common stock if you are in possession of material non-public information.

4.    Are there limitations on how many shares I can sell?

As a non-officer employee, there are essentially no limitations on how many shares of SpeechWorks common stock you can sell.

5.    How will selling SpeechWorks common stock affect the trading price of SpeechWorks common stock?

We cannot predict the impact of employees (or any officers and directors) selling on the trading price of SpeechWorks common stock. In general, we believe that the trading price will be affected less if shares are sold over the next several months. We suggest that you consider exercising your options now and determine whether to sell or hold the shares of SpeechWorks common stock that you receive upon exercise of the options. Remember, even though you must exercise your options (or the unexercised options will be canceled), you do not have to sell your shares. Any SpeechWorks shares that you do not sell will be converted tax-free (except for any cash received instead of a fractional share) into shares of ScanSoft common stock upon the closing of the merger.

6.    Understanding Options: How are ISOs and NQOs different?

ISOs. ISOs (incentive stock options) are options that offer the opportunity for favorable tax treatment. You will not have income for regular federal income tax purposes when you exercise an ISO. You may, however, be subject to the Alternative Minimum Tax (AMT), described below.

You will have income if you sell stock acquired under an ISO at a profit (your sales proceeds exceed your exercise price). The type of income will depend on when you sell the stock. If you sell the stock more than two years after the option was granted and more than one year after you exercised the option, then all of your profit will be long-term capital gain. If you sell the stock prior to satisfying these waiting periods, including in connection with a cashless exercise or sell-to-cover transaction, then you will have made a “disqualifying disposition” and a portion of your profit will be ordinary income and a portion may be capital gain. Upon a disqualifying disposition, you will have compensation income equal to the lesser of:

•	the value of the stock on the day you exercised the option less your exercise price, and

•	your profit.

If your profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if you have held the stock for more than one year and otherwise will be short-term. The exchange of shares of SpeechWorks common stock acquired upon exercise of an ISO for shares of ScanSoft common stock in the merger will not be a disqualifying disposition and will not otherwise be taxable (except for any cash received instead of a fractional share) until you sell shares of ScanSoft common stock.

NQOs. You will have compensation income when you exercise a NQO (nonqualified stock option) equal to the value of the stock on the day you exercised the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercised the option. This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

7.    Why are some of my options in OptionsLink showing up split into ISOs and NQOs? The total looks right, but no one ever told me I got some of each.

The value of ISOs that first vest in any given year cannot exceed $100,000 (measured by fair market value at the grant date). If, when you received your grant, the value of shares vesting in any one year (including any other options you had from earlier grants) was over the $100,000 limit, the mix of options was automatically adjusted so that the $100,000 limit was not exceeded and options for shares in excess of the limit became NQOs.

8.    Does the option exercise or cashless exercise change the tax treatment of ISOs?

The acceleration in and of itself does not negate ISO status. The acceleration of your options, coupled with other options already vesting in 2003, could put you over the $100,000 annual limit described above. Also, doing a cashless exercise such as a sell-to-cover transaction, or exercising ISOs and selling shares within one year, would be a disqualifying disposition, and would negate ISO treatment for those shares only.

9.    Does this create AMT taxes for me?

The AMT (Alternative Minimum Tax) treatment of ISOs differs from their treatment under the regular tax. You will have income for AMT purposes when you exercise an ISO. In many cases, this income will require you to pay taxes even though you have not sold the stock. In certain situations, you may be able to credit some of the AMT you paid against your future regular taxes. The application of the AMT and the use of any credit are complicated and depend upon your personal circumstances. You should consult your own tax or financial advisor.

10.    When do I have to pay the taxes due on these transactions?

Taxes are withheld by E*Trade and/or SpeechWorks upon your exercise of a NQO (including an ISO treated as a NQO by reason of exceeding the $100,000 limit discussed above).

Taxes you owe on your sale of shares, including ISO shares, are not withheld by SpeechWorks, but rather are paid by you when you otherwise pay your taxes for the year. Taxes arising out of the AMT are not subject to withholding. Sale transactions could require you to make quarterly estimated tax payments above and beyond your paycheck withholdings. You should consult your own tax or financial advisor as to whether you will be required to make estimated payments.

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Additional Information and Where To Find It

ScanSoft intends to file a Registration Statement on Form S-4 in connection with the proposed merger, and ScanSoft and SpeechWorks intend to file with the Securities and Exchange Commission and mail to their respective stockholders a joint proxy statement/prospectus in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about ScanSoft, SpeechWorks and the proposed merger. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the Securities and Exchange Commission’s web site at www.sec.gov. If you are a SpeechWorks shareholder as of the record date to be specified in the joint proxy statement/prospectus, you will receive the joint proxy statement/prospectus in connection with being asked to vote on the adoption of the merger agreement and approval of the merger. A free copy of the joint proxy statement/prospectus may also be obtained by contacting the investor relations department at either ScanSoft or SpeechWorks.

ScanSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in ScanSoft’s proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 30, 2003. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from the investor relations department of ScanSoft.

SpeechWorks and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in SpeechWorks’ proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 25, 2003. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from the investor relations department at SpeechWorks.

Safe Harbor Statement

Statements in this document regarding the proposed merger, the expected timetable for completing the transaction, future ScanSoft option grants, the trading price of SpeechWorks common stock, potential benefits of the transaction, and any other statements about SpeechWorks or ScanSoft managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; uncertainty surrounding the proposed merger; the respective common stock trading prices of SpeechWorks and ScanSoft; the exercise of SpeechWorks options and the sale of shares of SpeechWorks common stock by SpeechWorks employees, officers and directors; the ability of ScanSoft to integrate successfully SpeechWorks’ employees and operations; and the other factors described in ScanSoft’s and SpeechWorks’ respective Securities and Exchange Commission filings, including ScanSoft’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003 and SpeechWorks’ quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003. SpeechWorks and ScanSoft disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.